News Release

Exhibit 99.1

Imperial announces appointment of Miranda C. Hubbs to its board of directors

Calgary, AB – July 26, 2018 – Imperial Oil Limited is pleased to announce the appointment of Miranda C. Hubbs to its Board of Directors, effective July 26, 2018.

Ms. Hubbs is currently an independent director of Nutrien Ltd. and the Public Sector Pension Investment Board, one of Canada’s largest pension investment managers. She brings a wealth of experience within the energy industry, having received recognition as a leader and executive in the oil and gas investment community. Prior to 2011, Ms. Hubbs was executive vice president and managing director at McLean Budden, one of Canada’s largest institutional asset managers, and previous to that was an energy investment banker at Gordon Capital, a large Canadian brokerage firm. She has also served on the board of Agrium Inc. and Spectra Energy Corporation.

Ms. Hubbs is a community leader dedicated to philanthropic and humanitarian issues. She currently serves on the board of the Canadian Red Cross and is a founding member and past National Co-Chair of the Canadian Red Cross Tiffany Circle – Women Leading Through Philanthropy.

Ms. Hubbs holds a Bachelor of Science degree from the University of Western Ontario and a Master of Business Administration degree from the Schulich School of Business at York University. She is a CFA charterholder and a National Association of Corporate Directors Governance Fellow.

For further information:

Investor relations             Media relations

(587) 476-4743                (587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.